Exhibit 99.1

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

650.421.8100

www.codexis.com

Codexis & Raízen Agreement

Embargoed for release Sept. 27, 2011 at 8am Eastern Time

Codexis, Raízen to Develop First Generation Ethanol

Redwood City, CA and São Paulo, Brazil – September 27, 2011 – Codexis, Inc. (Nasdaq: CDXS) and Raízen Energia S.A today announced the signing of a joint development agreement to develop an improved first generation ethanol process with enhanced performance economics. Raízen is Brazil’s largest sugar and ethanol producer.

Under the terms of the agreement, Raízen and Codexis will deploy the Codexis CodeEvolver™ directed evolution technology platform to improve Raízen’s current process for producing ethanol made from sugar. Raízen produced 600 million gallons of ethanol in 2010. The agreement focuses on a range of targets, including improving performance of yeasts now used in ethanol production. The parties anticipate pilot production at Raizen’s Bonfim mill.

Codexis will retain commercialization rights and Raízen will receive preferential commercial terms. Successful developments under the collaboration will be covered by subsequent agreements. The collaboration may also include development of other products from sugar such as biobased chemicals.

Brazil is the world’s second largest producer and consumer of ethanol, with 2010 production of 7 billion gallons. Brazil is currently importing ethanol as a result of rising demand and lower current-season yields.

“This agreement is very timely, since sugarcane ethanol in Brazil clearly needs to continue improving productivity to achieve expected yields in the years to come. Raízen and Codexis strongly believe that investing in technology is a critical path to achieve this,” said Vasco Diaz, Raízen Chief Executive Officer.

“We are delighted to announce our first agreement with Raízen. Working together, we expect to quickly improve the performance and cost structure of first generation ethanol, now in use throughout Brazil. We look forward to a productive and long term development partnership.” said Alan Shaw, Ph.D., Codexis President and Chief Executive Officer.

About Raízen

Raízen is a $12 billion joint venture between Shell and Cosan, with annual production capacity of over 2 billion liters of ethanol, making it the third-largest fuels company in Brazil. It has a retail network of 4,500 fuel stations, 24 sugar mills and an installed capacity of 900MW of electric energy from sugar cane bagasse.

About Codexis

Codexis is an industrial biotechnology company developing products that make manufacturing processes faster, cleaner and cheaper. Codexis’ technology is commercialized with leading global pharmaceutical companies and is in development for advanced biofuels with Shell, biobased chemicals and carbon capture. For more information, visit www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ opportunities to improve the performance and cost structure of first generation ethanol with Raízen. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Other factors can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2011, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Media: Lyn Christenson, lyn.christenson@codexis.com, 650.421.8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212.827.3771

Investors: Henk Adriaenssens, ir@codexis.com, 650.421.8331

Raízen: Carolina Landulfo, carolina.landulfo@maquina.inf.br, 55.11.3147.7400.